UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2025 (August 25, 2025)

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2025 (August 28, 2025 - Perth, Australia), Energy Fuels Inc. ("Energy Fuels") and wholly owned Energy Fuels subsidiary Base Resources Limited ("Base Resources" and, with Energy Fuels, the "Company") entered into a Separation and Release Deed (the "Separation Deed") with Timothy J. Carstens, current Executive Vice President, Heavy Mineral Sands Operations of Energy Fuels and Managing Director of Base Resources, pursuant to which the parties agree that Mr. Carstens' employment with the Company will terminate on December 31, 2025 ("Separation").

Mr. Carstens made the decision to step down after determining, in consultation with the Company, that his role in its pre-acquisition form is no longer required for genuine operational reasons. Up to Separation, Mr. Carstens will continue to receive his ordinary salary and to accrue annual leave and long service leave and remains subject to a number of ongoing obligations owed to the Company, including supporting a smooth transition, consistent with his fiduciary duties. The Separation Deed permits the Company to limit Mr. Carstens’ work and engagement on Company matters, as desired, and provides for earlier Separation in limited circumstances.

At Separation, Mr. Carstens is entitled to receive the following “Termination Entitlements,” subject to tax withholding and superannuation fund obligations, including:

1. six months' salary in lieu of notice;

2. 12 weeks' salary as a redundancy payment;

3. any salary and superannuation contributions that are outstanding as at Separation;

4. an amount equal to the cash bonus that would have been received for performance in 2025 under Energy Fuels' Short-Term Incentive Plan, calculated as his “target” of base salary, being 50% of his annual base salary for a total of A$363,120.00; and

5. a gross sum for any unused annual leave or long service leave accrued as at Separation.

Assuming a December 31, 2025 Separation, the estimated amount payable to Mr. Carstens is a cash payment in the amount of A$893,833.85, or US$583,047.82 calculated using an exchange rate of A$1.00 to US$0.6523 as of August 28, 2025. The dollar values of Termination Entitlements 3 and 5 are not yet known.

Also at Separation, and in accordance with Energy Fuels' Omnibus Equity Incentive Compensation Plan (the "Omnibus Plan"), all unvested Restricted Stock Units ("RSUs") and Performance-Based Non-Qualified Stock Options ("Performance-Based Options") then held by Mr. Carstens shall not terminate or expire on December 31, 2025, but shall instead have their termination or expiry dates waived and amended to January 31, 2026, allowing his existing RSU equity grants to vest as to 50% on January 27, 2026 and his existing Performance-Based Option grants to vest as to 50% on January 29, 2026 according to their original award agreement terms. On January 31, 2026, all remaining unvested RSUs and unvested Performance-Based Options held shall expire and be immediately forfeited to Energy Fuels. The post-Separation exercise period of three months applicable to Mr. Carstens' Performance-Based Options shall be amended to commence from January 29, 2026 (being the last applicable vesting date) and to expire on April 29, 2026 as of market close on the NYSE American.

Mr. Carstens will not be entitled to receive any new equity grants under the Company's Long-Term Incentive Plan in January 2026 or otherwise for performance in 2025.

Where an earlier Separation occurs, Mr. Carstens is entitled to receive Termination Entitlements 3 and 5, as set forth above, plus any previously vested rights under the Company's Omnibus Plan yet to be paid out.

The foregoing description of the Separation Deed between the Company and Mr. Carstens is qualified in its entirety by reference to the actual terms of the Separation Deed, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation and Release Deed between Tim Carstens, Base Resources Limited and Energy Fuels Inc. dated August 28, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: August 29, 2025	By: /s/ David C. Frydenlund David C. Frydenlund Executive Vice President, Chief Legal Officer and Corporate Secretary